OCTOBER 31, 2001

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2001 RESULTS

AMES, Iowa, USA, October 31, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the third quarter ended September 30, 2001.

Results for the third quarter 2001 were a loss of $7.7 million, or $0.16 per share.  Results for the quarter, excluding non-recurring plant shutdown costs of $0.10 per share, were a loss of $0.06 per share.  Net income for the third quarter 2000 was $5.3 million, or $0.12 per share.  Earnings per share for the third quarter of 2000, excluding one-time merger-related costs and gains of $0.06 per share, were $0.18 per share.  Cash provided from operations was $17.0 million for the quarter and capital expenditures were $11.1 million.

Net sales for the quarter were $183.5 million, a decrease of 7.0 percent compared with sales for the third quarter 2000 of $197.4 million.

Third quarter 2001 sales into nearly all markets were down. Distribution market sales were down 12.2 percent. Sales into the construction market were down 11.9 percent.  Road building market sales were down 6.8 percent, and sales into the turf care market were down 5.5 percent.  Agricultural market sales were down 3.4 percent, and specialty vehicle market sales were basically level with the prior year period.

Total backlog at the end of the third quarter 2001 was $267.6 million, down 19.8 percent from last year’s third quarter.  Orders received for the third quarter 2001 were $166.6 million, down 17.6 percent over the same period last year.

David Pfeifle, President and Chief Executive Officer, commented, “Our sales, earnings, orders and backlogs continue to reflect the weakness of the economy and the markets we serve.  However, we are continuing our efforts to enhance our cash position by aggressively reducing expenses, inventories, and capital investments.  Importantly, our strong cash flow in the third quarter more than covered our capital expenditures and acquisition investments for the quarter,” said Pfeifle.

At the same-time, the Company continues to invest in new programs for customers.  During the quarter, Sauer-Danfoss started production of three major new programs for John Deere: an innovative hydromechanical transmission for agricultural tractors marketed in Europe; a hydrostatic transmission for a compact utility tractor; and open circuit piston pumps for agricultural tractors to serve the global market.  Also during the quarter the Company shipped the first production products of electric power steering units (“EPS”) and battery powered inverters (“BPI”) to forklift truck customers.

“We are excited to be announcing these major new programs,” commented Pfeifle.  “They are perfect examples of the many new customer-focused programs we continue to work on, and they provide us with confidence of our long-term growth.  They clearly demonstrate our leading technology and ability to jointly develop products in partnership with our customers.”  Pfeifle continued, “Additionally, our electronics expertise and knowledge of the forklift truck market enabled us to develop the new technology for the EPS and BPI product, and we believe this will be a significant new growth opportunity for Sauer-Danfoss.”

The Company also incurred one-time costs to improve operating efficiencies on products that were previously manufactured in the now closed Racine, Wisconsin plant, rather than have them continuing to impact performance at their relocated West Branch, Iowa operations. With the plant shutdown completed, Sauer-Danfoss now has an effective single manufacturing site for all U.S. gear pump and motor production.

NINE MONTH REVIEW

Net income for the first nine months of 2001 was $8.8 million, or $0.19 per share, compared with net income for the prior year period of $23.6 million, or $0.64 per share.  Earnings per share for the first nine months of 2000, excluding one-time restructuring and amortization costs of $0.19 per share, were $0.83 per share.

Net sales for the first nine months of 2001 were $666.2 million.  Including the operations of Danfoss Fluid Power for the full nine months of 2000, net sales were down 4.0 percent.

Cash provided from operations was $52.3 million for the first nine months of 2001 and capital expenditures were $43.7 million, level with the prior year.

SEGMENT RESULTS

North American third quarter 2001 net sales were $93.4 million, a decrease of 10.0 percent from third quarter 2000 sales of $103.8 million.  Results for North America for the third quarter 2001 were a loss of $5.6 million compared with net income of $0.7 million for the prior year.  Total backlog at the end of the third quarter 2001 was $168.6 million, down 15.4 percent from last year’s level of $199.4 million.  Orders received for the quarter were $88.0 million, a decrease of 19.9 percent over the same period last year.

European third quarter 2001 net sales were $84.9 million, down 7.1 percent from third quarter 2000 sales of $91.4 million.  Results for Europe for the third quarter 2001 were a loss of $2.9 million compared with net income of $5.7 million for the prior year period.  Total backlog at the end of the third quarter 2001 was $96.0 million, down 27.8 percent from last year’s level of $132.9 million.  Orders received for the third quarter 2001 were $74.1 million, down 18.4 percent on the same period last year.

Third quarter 2001 net sales into the Asia-Pacific region were $10.2 million, an increase of 30.8 percent over 2000 sales of $7.8 million.  The increase was due to the additional sales contributed from the sales and distribution companies in Australia, Singapore and Japan, which were acquired from Danfoss A/S in January 2001, and increased sales from the Company’s Shanghai operations.  Excluding the sales from acquisitions in the quarter, sales were level with prior year.

ACQUISITIONS

During the third quarter Sauer-Danfoss completed the transaction with Daikin Industries, Ltd. establishing two joint venture companies.  The two companies, a sales company and a manufacturing company, are operating as part of Sauer-Danfoss’ global organization covering the Asia-Pacific region.  Sauer-Danfoss expects 2002 sales in the Asia-Pacific region to total approximately $75.0 million, which is more than doubling this year’s sales volume in the region.

“This is a most important step to broaden and deepen our position in the Asia-Pacific region.  We now have efficient factories in Osaka, Japan and Shanghai, China to produce a broad range of our products, but even more important, we now have a complete distribution network covering the entire Asia-Pacific region,” said Klaus Murmann, Chairman.  “We continue to seek selected strategic acquisitions to broaden our system offering.”

OUTLOOK

David Pfeifle stated, “With continued uncertainty in our marketplace, including possible plant shut-downs of our customers in December and further reductions of delivery schedules, our visibility remains limited.  However, we expect our sales in the fourth quarter to be lower than third quarter sales.  We therefore expect earnings in the fourth quarter to be a loss in the range of $0.0 to $0.10 per share.  On a positive note, we expect to continue to generate positive cash flow for the remainder of the year, despite the low sales volume resulting from weak market conditions.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

This press release contains "forward-looking statements", statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company's interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; major customers' product and program development plans and the Company's role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing;  labor relations; the Company's execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is included in the Company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	13 Weeks Ended		39 Weeks Ended
(Dollars in thousands	September 30,	October 1,	September 30,	October 1,
except share and per share data)	2001	2000	2001	2000
Net sales	183,474	197,366	666,217	586,617
Cost of sales	149,056	147,103	513,962	433,160
Gross profit	34,418	50,263	152,255	153,457
Selling	12,717	11,971	41,841	28,923
Research and development	9,148	8,105	28,916	22,882
Administrative	14,796	15,705	46,097	41,831
Restructuring charges	-	6,559	-	8,977
Total operating expenses	36,661	42,340	116,854	102,613
Income (loss) from operations	(2,243)	7,923	35,401	50,844
Nonoperating income (expenses):
Interest expense, net	(4,395)	(2,882)	(13,156)	(7,882)
Minority interest	(1,143)	(236)	(6,777)	(6,867)
Other, net	(3,500)	3,934	171	2,636
Income (loss) before income taxes	(11,281)	8,739	15,639	38,731
Income taxes	3,618	(3,408)	(6,881)	(15,105)
Net income (loss)	(7,663)	5,331	8,758	23,626
Net income (loss) per share:
Basic and diluted net income (loss) per common share	(0.16)	0.12	0.19	0.64
Basic weighted average shares outstanding	47,395	45,304	46,836	37,202
Diluted weighted average shares outstanding	47,398	45,305	46,839	37,203
Cash dividends per common share	0.07	0.07	0.21	0.21

BUSINESS SEGMENT INFORMATION BY GEOGRAPHIC AREA (unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30,	October 1,	September 30,	October 1,
(Dollars in thousands)	2001	2000	2001	2000
Net sales
North America	93,364	103,837	357,169	344,851
Europe	84,902	91,368	292,670	237,180
Other	5,208	2,161	16,378	4,586
Total	183,474	197,366	666,217	586,617
Net income (loss)
North America	(5,617)	694	(280)	14,390
Europe	(2,859)	5,693	8,991	11,694
Other	813	(1,056)	47	(2,458)
Total	(7,663)	5,331	8,758	23,626

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	39 Weeks Ended
	September 30,	October 1,
(Dollars in thousands)	2001	2000
Cash flows from operating activities:
Net income	8,758	23,626
Depreciation and amortization	44,553	37,544
Minority interest in income of consolidated companies	6,777	6,867
Net change in receivables, inventories, and payables	(2,952)	(17,418)
Other, net	(4,869)	19,090
Net cash provided by operating activities	52,267	69,709
Cash flows from investing activities:
Purchases of property, plant and equipment	(43,703)	(44,323)
Payments for acquisitions, net of cash acquired	(41,547)	5,126
Proceeds from sales of property, plant and equipment	-	444
Net cash used in investing activities	(85,250)	(38,753)
Cash flows from financing activities:
Net borrowings on notes payable and bank overdrafts	7,707	18,230
Net borrowings (repayments) of long-term debt	45,850	(4,518)
Repurchase of common stock	-	(5,722)
Cash dividends	(9,953)	(8,268)
Net borrowings to minority interest partners	(6,400)	-
Distribution to minority interest partners	(12,680)	(7,608)
Net cash provided by (used in) financing activities	24,524	(7,886)
Effect of exchange rate changes	2,657	(3,353)
Net increase (decrease) in cash and cash equivalents	(5,802)	19,717
Cash and cash equivalents at beginning of year	24,754	5,061
Cash and cash equivalents at end of period	18,952	24,778

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	September 30,	December 31,
(Dollars in thousands)	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	18,952	24,754
Accounts receivable, net	142,541	134,349
Inventories	140,869	146,584
Other current assets	11,004	9,823
Total current assets	313,366	315,510
Property, plant and equipment, net	424,740	422,986
Other assets	151,658	102,467
Total assets	889,764	840,963

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable and bank overdrafts	49,576	42,902
Long-term debt due within one year	3,611	4,205
Accounts payable	57,864	73,814
Other accrued liabilities	60,713	67,978
Total current liabilities	171,764	188,899
Long-term debt	243,005	198,632
Long-term pension liability	29,750	29,828
Deferred income taxes	39,329	25,956
Other liabilities	26,954	25,398
Minority interest in net assets of consolidated companies	24,000	29,853
Stockholders' equity	354,962	342,397
Total liabilities and stockholders' equity	889,764	840,963